Exhibit 4.8.2
Dated the 13th day of April 2006

NAM TAI GROUP MANAGEMENT LIMITED
TO
TOP EASE (H.K.) LIMITED

ASSIGNMENT

REGISTERED at the Land Registry by
Memorial No.
on
p. Land Registrar.

DHC/65979567/EY/becl
pc/tld48953w (310306)
www.jsm.com

THIS ASSIGNMENT          is made the            day of
Two thousand and six
BETWEEN
(1)	NAM TAI GROUP MANAGEMENT LIMITED ) whose registered office is situate at Suites 1506-8 on the 15th Floor of One Exchange Square, No.8 Connaught Place, Central, Hong Kong (the “Vendor”); and

(2)	TOP EASE (H.K.) LIMITED ) whose registered office is situate at 17th Floor of Guangdong Investment Tower, No. 148 Connaught Road Central, Hong Kong (the “Purchaser”).
1.	In consideration of the sum of ONE HUNDRED AND SIXTY MILLION ONLY HONG KONG DOLLARS (HK$160,000,000.00) paid by the Purchaser to the Vendor (receipt whereof is acknowledged) the Vendor as Beneficial Owner ASSIGNS to the Purchaser the property described in the Schedule hereto (the “Property”) TO HOLD the same unto the Purchaser for the residue of the term of years together with the right of renewal (if any) created by the Government Lease referred to in the Schedule hereto (the “Government Lease”) Subject to the payment of the due proportion of the Government rent reserved by and the covenants conditions and provisos contained in the Government Lease AND SUBJECT to and with the benefit of the Deeds as defined in the Schedule hereto (the “Deeds”) so far as the same relate to or affect the Property.

2.	The Vendor hereby covenants with the Purchaser that the covenants by the Vendor and terms and conditions contained in the Deeds have hitherto been observed and performed.

3.	The Purchaser hereby covenants with the Vendor that the Purchaser will henceforth during the residue of the said term perform and observe all the covenants terms and conditions contained in the Deeds and will keep the Vendor indemnified against all actions suits expenses and claims on account of the breach or non-performance of the said covenants and conditions or any of them.

4.	The Purchaser hereby further expressly covenants with the Vendor to the intent that this covenant shall bind the Property and the owner or owners thereof for the time being and other person or persons deriving title under the Purchaser (each and all of whom including the Purchaser is and are hereinafter included in the expression “the Covenanting Purchaser”) and be enforceable by the Vendor and its successors and assigns that :-
(a)	the Covenanting Purchaser will notify the Manager (as defined in the Deed of Mutual Covenant and Management Agreement and/or the Sub-Deed of Mutual Covenant and Management Agreement which were referred to in the Deeds) in writing of any change of ownership of the Property within 30 days prior to such change;

(b)	the Covenanting Purchaser shall abide by the provisions in the Deeds as if the same terms and covenants on the part of the Purchaser/First Assignee/First Purchaser set out therein are made directly by the Covenanting Purchaser;

(c)	the Covenanting Purchaser will at all times hereafter perform observe and comply with all the covenants by or on the part of the purchaser contained in the Assignments registered in the Land Registry by Memorial Nos.UB3250935 and UB8384727; and

(d)	in the event of the Covenanting Purchaser selling or otherwise disposing of the Property the Covenanting Purchaser shall sell or otherwise dispose of the

Property upon the condition that the purchaser(s) or assignee(s) thereof shall enter into the same binding covenants on terms similar in scope and extent as the covenants (a), (b) and (c) hereinbefore contained
Provided that upon the Covenanting Purchaser complying with and performing the covenant (d) hereinbefore contained the Covenanting Purchaser shall not be liable for any breach of the aforesaid covenants (a), (b) and (c) which may happen after the Covenanting Purchaser shall have sold or otherwise disposed of the Property in respect whereof such purchaser(s) or assignee(s) shall have entered into such covenants similar in scope and extent as the covenants (a), (b) and (c) as aforesaid.
5.	Insofar as it relates to the Flat, the Purchaser hereby expressly covenants with Shun Tak Centre Limited (“the Developer”) and the Vendor that the Purchaser acknowledges the rights conferred on the Developer (and its successors and assigns) under Clause 8 of Section III of the Sub-Deed of Mutual Covenant and Management Agreement referred to in the Deeds and the Purchaser shall not do or permit anything to be done which will affect the exercise of the said rights by the Developer (and its successors and assigns) and the Purchaser hereby appoints the Developer (and its successors and assigns) acting singly to be its attorney and grants unto the Developer (and its successors and assigns) the full right power and authority acting singly to do all acts matters and things and to execute and sign seal and as the act of the Purchaser deliver such deeds and to sign such documents or instruments as may be necessary for the exercise of or incidental to the exercise of the rights conferred on the Developer (and its successors and assigns) as aforesaid.

6.	It is hereby agreed and declared by the parties hereto that the respective covenants by the Vendor and the Purchaser implied by the Conveyancing and Property Ordinance

(Cap.219) and herein contained shall be construed and shall take effect so far as they affect or relate to the Property but not further or otherwise.

7.	It is hereby certified that the Property comprises non-residential property within the meaning of Section 29A(1) of the Stamp Duty Ordinance (Cap. 117).
IN WITNESS whereof the parties hereto have executed this Assignment the day and year first above written.

THE SCHEDULE
1.	The Property :-
(a)	Description, address, Lot number, sections, undivided shares etc:-

ALL THOSE 366 equal undivided 33,888th parts or shares of and in ALL THAT piece or parcel of ground registered in the Land Registry as INLAND LOT N0.8517 (the “Lot”) And of and in the messuages erections and buildings thereon now known as SHUN TAK CENTRE () NOS. 168-200 CONNAUGHT ROAD CENTRAL, HONG KONG (the “Buildings”) Together with the sole and exclusive right and privilege to hold use occupy and enjoy FIRST ALL THAT the FIFTEENTH FLOOR of CHINA MERCHANTS TOWER, SHUN TAK CENTRE ( ) (formerly known as EAST TOWER, SHUN TAK CENTRE ( )), NOS. 168-200 CONNAUGHT ROAD CENTRAL, HONG KONG (the “Flat”) which said Floor is for the purpose of identification only shown and coloured Pink on the 15th Floor Plan annexed to the said Assignment Memorial NO.UB8384727 (the “1st Assignment”) and SECONDLY ALL THAT CAR PARKING SPACE N0.96 on the SIXTH FLOOR of the Buildings which said Car Parking Space is shown and coloured Pink on the Car Park Floor Plan annexed to the said Assignment Memorial No.UB3250935 (the “2nd Assignment”).
(b)	Exceptions and reservations :-
(i)	Except and Reserved as in the Government Lease is excepted and reserved;

(ii)	All exceptions and reservations as more particularly described, mentioned and/or referred to in the 1st and 2nd Assignments.
(c)	Easements and other appurtenant rights, if any :-

Subject to and with the benefit of all rights and rights of way (if any) and all privileges, easements and appurtenances belonging and appertaining to the Property and/or as more particularly described, mentioned and/or referred to in the Government Lease, the Deeds and the 1st and 2nd Assignments in so far as the same are subsisting and capable of taking effect.
2.	The Government Lease :-

A Government Lease in respect of the Lot is deemed to have been issued under and by virtue of Section 14 of the Conveyancing and Property Ordinance, Chapter 219 of the Laws of Hong Kong upon compliance with the conditions precedent contained in certain Agreement and Conditions of Grant deposited and registered in the Land Registry as Conditions of Grant No. 11612 (as varied or modified by a Modification Letter dated 3rd December 1985 and registered in the Land Registry by Memorial No.UB2945695), such compliance being evidenced by two Letters of Compliance dated 27th June 1986 and 9th December 1996 and registered in the Land Registry by Memorial Nos.UB3084129 and UB6935042 respectively. Particulars of the said Conditions of Grant No. 11612 are as follows :-

(a) Date	:	the 26th day of May 1982.

(b) Parties	:	Shun Tak Centre Limited of the one part and the Governor of Hong Kong of the other part.

(c) Term	:	75 years from the 31st day of December 1980 with a right of renewal for a further term of 75 years.

SEALED with the COMMON SEAL of	)
)
the Purchaser in the presence of and	)
)
SIGNED by Huen Wing Ming,	)
Patrick and Ho Hung Sun, Stanley,	)
its Directors	)
	)	[SEAL]
as duly authorised by resolution of the	)	Signature illegible

	)	Signature illegible

board of directors whose signature(s) are	)
)
verified by :-)
Signature illegible

Derek Ho Fai Cheung
Johnson Stokes & Master
Solicitor, Hong Kong SAK

(d) Lot No.	:	Inland Lot No. 8517.
3.	The Property is subject to and with the benefit of the following document(s) :-
(i)	A Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No. UB3018018 and re-registered by Memorial No. UB4861400;

(ii)	A Sub-Deed of Mutual Covenant and Management Agreement registered in the Land Registry by Memorial No.UB6748378;

(iii)	A Sub-Sub-Deed of Mutual Covenant registered in the Land Registry by Memorial No. UB7768219; and

(iv)	Management Agreements registered in the Land Registry respectively by Memorial Nos. UB4892765 and UB7083261 (so long as the same are subsisting)
(herein collectively referred to as the “Deeds”).

SEALED with the COMMON SEAL of the	)
	)	NOMITOR LIMITED
Vendor in the presence of and SIGNED	)	By:	Signature illegible

by Chong Yuet Ngai, Catherine for	)		Director
and on behalf of Nomitor Limited and	)
Wong Pie Yue, Cleresa for and on	)
behalf of Willserve Limited, both	)			[SEAL]
Corporate Directors - - - -)		WILLSERVE LIMITED
	)	By:	Signature illegible

as duly authorised by its resolutions passed	)		Director
by all directors in the presence of:-)
)
)
Signature illegible

Hannah M. W. Chow
Solicitor,
Hong Kong SAR
WILKINSON & GRIST

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